EXHIBIT 4.33
                                                                    ------------

May 28, 2003

Mr. John Holloran
EXFO Gnubi Products Group Inc.



RE: TERMINATION OF EMPLOYMENT
-----------------------------

Dear John:

This is to confirm our discussion on May 28, 2003 where we agreed to the terms of your departure from the EXFO organization. It is understood that adequate integration of our Protocol activity shall be completed prior to your departure.

         o        Your last day of employment will be Friday, December 26, 2003.

         o Either party may decide on an earlier termination date by giving thirty days prior written notice but in no case may termination occur prior to October 31, 2003.

         o Your salary will continue to include the premium for the interim General Manager role. However, such premium shall be considered as a staying bonus starting with the date of this letter.

         o You will continue to receive your salary (including the staying bonus) for a period of four weeks after your termination date, unless you decide to leave earlier than December 26, 2003.

I greatly appreciate your contribution to EXFO and your professionalism and I am confident that our continued collaboration will be rewarding for both of us until your departure. Rest assured that should additional opportunities present themselves, I would not hesitate to request that you continue your contributions to EXFO. Should you require any references, you can be assured of my utmost support.

If you are in agreement that this represents the terms of our discussion, kindly sign below where indicated and return to my attention.

Best regards,

/s/ GERMAIN LAMONDE

Germain Lamonde
President and
Chief Executive Officer

Agreed to on this _______ day of June, 2003.


____________________________________
JOHN HOLLORAN